UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2015

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 5, 2015, BIND Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC (“Cowen”) and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), in connection with the public offering, issuance and sale (the “Offering”) by the Company of 3,739,130 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants to purchase up to an aggregate of 2,243,478 shares of Common Stock (the “Warrants”). The Shares and Warrants will be sold in units (“Units”), with each Unit consisting of (i) one share of Common Stock and (ii) six-tenths (0.6) of a Warrant to purchase one share of Common Stock. The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Warrants will be exercisable immediately upon their initial issuance date at an exercise price of $6.60 per share and will expire five years from the date of issuance. The shares of Common Stock and the Warrants are immediately separable and will be issued separately. The exercise price and the number and type of securities purchasable upon exercise of the Warrants are subject to adjustment upon certain corporate events, including certain mergers, consolidations, tender offer or exchange offer, reclassifications, stock dividends and stock splits, cash dividends, a sale of all or substantially all of the Company’s assets and certain other events. In the event of an extraordinary transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of Common Stock, the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 10 days after the consummation of the extraordinary transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model and the terms of the Warrants. In addition, the Warrants contain weighted-average anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the Warrants, with certain exceptions, including but not limited to securities issued pursuant to equity compensation plans or arrangements, currently outstanding warrants, securities issued pursuant to shareholder rights plans, securities issued pursuant to certain strategic transactions or financings, and the first $30 million of securities sold pursuant to the Sales Agreement dated October 1, 2014 between the Company and Cowen, as may be amended from time to time, that would otherwise cause an adjustment. The Warrants will not be listed on The NASDAQ Global Select Market, any other national securities exchange or any other nationally recognized trading system, and no trading market for the Warrants is expected to develop.

The public offering price per unit is $5.75 per unit. The Company expects to receive net proceeds from the offering of approximately $19.8 million assuming no exercise of the Warrants and after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds of the offering for the clinical development of BIND-014, IND-enabling activities for BIND-510, working capital and other general corporate purposes.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration Statement No. 333-199105) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

Upon the closing of the Offering, the Company will enter into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), pursuant to which the Warrants will be issued and the Warrant Agent will act as warrant agent for the Warrants. The terms and conditions of the Warrants are set forth in the Warrant Agreement and the form of Warrant Certificate attached as Exhibit A thereto.

The foregoing descriptions of the Underwriting Agreement, the Warrant Agreement and the Warrants are not complete and are qualified in their entireties by reference to the full text of the Underwriting Agreement, the Form of Warrant Agreement and the Form of Warrant, copies of which are filed as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated February 10, 2015, relating to the legality of the issuance and sale of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 5, 2015, between the Company and Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several Underwriters named therein.

4.1	Form of Warrant Agreement.

4.2	Form of Warrant Certificate.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: February 10, 2015	By:	/s/ Scott Minick

		Name:	Scott Minick
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 5, 2015, between the Company and Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several Underwriters named therein.

4.1	Form of Warrant Agreement.

4.2	Form of Warrant Certificate.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).